UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2007

Commission File Number: 0-24260

Amedisys, Inc.

(Exact Name of Registrant as specified in Charter)

Delaware	11-3131700
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5959 S. Sherwood Forest Blvd., Baton Rouge, LA 70816

(Address of principal executive offices including zip code)

(225) 292-2031 or (800) 467-2662

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On May 23, 2007, the Compensation Committee of the Board of Directors of Amedisys, Inc. (the “Company”) approved the granting of restricted stock units (“RSUs”) to Mr. William Borne, the Company’s Chief Executive Officer, with a total value of $1,200,000. Each RSU represents a contingent right to receive one share of Company common stock.

Under the terms of the Restricted Stock Unit Agreement dated May 23, 2007, between the Company and Mr. Borne (the “RSU Agreement”), forty percent of the RSUs awarded (the “Time-Vested RSUs”) will vest in one-fourth increments on the first, second, third and fourth anniversaries, respectively, of the grant date, provided that Mr. Borne is still employed by the Company on the vesting date. The remaining sixty percent of the RSUs awarded (the “Performance-Based RSUs”) will vest in one-third increments on December 31, 2008, 2009 and 2010, provided that certain performance criteria based on the Company’s financial performance for the fiscal year ended December 31, 2007 are met and that Mr. Borne is still employed by the Company on the vesting date. The RSU Agreement is in substantially the same form as the Restricted Stock Unit Agreement filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K/A dated April 24, 2007.

The number of Time-Vested RSUs granted (and the number of shares of Company common stock represented by such RSUs) is determinable as of the grant date. On the grant date, Mr. Borne received 12,834 RSUs, which equals $480,000 (forty percent of $1,200,000) divided by the closing price of the Company’s common stock on May 23, 2007 ($37.40). The number of Performance-Based RSUs (and the number of shares of Company common stock represented by such RSUs) that Mr. Borne is eligible to receive is indeterminable at this time and will be reported by Mr. Borne on a subsequently-filed Form 4 after the Company files its Form 10-K for the year ended December 31, 2007.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Not applicable

(b)	Pro Forma Financial Information.

Not applicable

(c)	Shell Company Transactions.

Not applicable

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(d)	Exhibits.

Not applicable

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amedisys, Inc.

Date:	May 24, 2007	By:	/s/ Dale E. Redman
Dale E. Redman
Chief Financial Officer

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